Vulcan Announces Second Quarter 2011 Results

BIRMINGHAM, Ala., Aug. 2, 2011 /PRNewswire/ -- Vulcan Materials Company (NYSE: VMC), the nation’s largest producer of construction aggregates announced results today for the second quarter ended June 30, 2011.

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Second Quarter Summary and Comparisons with the Prior Year

  The average unit sales price increased in all major product lines.
    Freight-adjusted aggregates prices increased 2.5 percent, reflecting improved pricing across many markets;
    Asphalt mix prices increased 8 percent, leading to improved unit materials margin despite higher liquid asphalt costs;
    Ready-mixed concrete prices increased 8 percent with resultant improvement in unit materials margin; and
    Cement prices increased 2 percent.
  Aggregates shipments declined 9 percent, reflecting the impact of severe storms in April across many of the Company’s markets. Markets in California, Virginia and Maryland realized increased shipments due primarily to strength in infrastructure projects.
  Unit costs for diesel fuel and liquid asphalt increased 43 percent and 17 percent, respectively, reducing pretax earnings by $19 million.
  Selling, administrative and general (SAG) expenses were $7 million lower than the prior year.
  Earnings from continuing operations were a loss of $7 million, or $0.05 per diluted share, compared to a loss of $23 million, or $0.18 per diluted share, in the prior year.
    The current year’s loss includes a $0.12 per diluted share charge related to the Company’s tender offer and debt retirement in June;
    The prior year’s loss includes a $0.21 per diluted share charge due to the settlement of a lawsuit in Illinois; and
    Excluding these specific charges, earnings from continuing operations were $9 million, or $0.07 per diluted share, compared to $5 million, or $0.03 per diluted share in the prior year.

Commenting for the Company, Don James, Chairman and Chief Executive Officer, stated, “Business conditions remained challenging in the second quarter due to weaker than expected demand, as well as to April’s severe weather, flooding throughout the quarter in our river markets and a significant increase in diesel fuel costs. However, we are encouraged by the improved pricing in the second quarter in each of our segments. Cost control remains a priority – whether it’s lowering plant costs or reducing SAG expenses. In the second quarter, SAG costs decreased 9 percent from the prior year and our aggregates operations continued to enhance production efficiency. These trends in pricing and cost control are consistent with our expectations.”

Second Quarter Operating Results and Commentary

Aggregates segment earnings were $103 million versus $122 million in the prior year’s second quarter due to lower shipments. A number of Vulcan-served markets, most notably markets in the southeast and along the Mississippi River, experienced disruptions in construction activity due to flooding and unusually severe weather. However, aggregates shipments increased versus the prior year’s second quarter in California, Virginia, and Maryland due primarily to stronger demand from public infrastructure projects. More specifically, aggregates shipments in California were up more than 20 percent versus the prior year’s second quarter due to some large project work. The average sales price for aggregates increased 2.5 percent from the prior year due to improvements in many markets. The earnings effect of higher pricing offset the impact of a sharp increase in the unit cost of diesel fuel.

Asphalt mix segment earnings were $8 million in the second quarter versus $7 million in the prior year’s second quarter. Average sales price for asphalt mix increased approximately 8 percent, more than offsetting the earnings effect of higher liquid asphalt costs and leading to higher unit materials margin versus the prior year. Asphalt mix volume increased 3 percent from the prior year’s second quarter.

The Concrete segment reported a loss of $9 million versus a loss of $6 million in the prior year’s second quarter. Ready-mixed concrete average sales price increased 8 percent from the prior year’s second quarter leading to improved unit materials margin. However, the improved materials margin effect was more than offset by a 12 percent decline in volume. Cement segment earnings in the second quarter were a loss of $1 million, flat with the prior year.

SAG expenses in the second quarter were $7 million lower than the prior year’s level. This year-over-year decrease resulted from lower spending in most major categories, including the Company’s legacy IT replacement project.

Net interest expense in the second quarter was $71 million versus $44 million in the prior year due specifically to $26.5 million of charges incurred in connection with the tender offer and debt retirement completed in June. These charges are due primarily to the difference between the purchase price and par value of the senior unsecured notes purchased in the tender offer and the noncash write-off of previously deferred issuance costs related to the debt retired in June.

All results are unaudited.

Outlook Highlights and Commentary

  Aggregates segment earnings are expected to increase in 2011 versus the prior year.
    Second half aggregates volume is expected to be 2 to 6 percent greater than in the second half of 2010, due in part to large project work in California, Virginia and Georgia;
    Full year aggregates pricing is anticipated to be 1 to 3 percent higher, reflecting continued improvement across many markets; and
    Focus on production efficiency gains and cost control measures will continue.
  Improved materials margin in asphalt mix should lead to growth in 2011 segment earnings.
  Concrete segment earnings are expected to improve somewhat in 2011 due to better pricing.
  The Cement segment is expected to report a modestly higher loss in 2011 than in 2010.
  SAG costs in the second half of 2011 are anticipated to be lower than in the prior year’s second half with full year expenses of approximately $305 million versus $328 million in the prior year.
  Planned 2011 capital spending of $100 million compares to the previous estimate of $125 million and the $86 million spent in 2010.
  Highway construction activity in 2011 is supported by strong growth in contract awards in 2010 and early 2011 and increased stimulus spending in key Vulcan states that were slower to start work on stimulus funded projects.
  Private construction activity remains hampered by uncertainty regarding the economic recovery.
    Multi-family construction is increasing due to growth in population and households while single-family construction remains soft due to a weak job market and continuation of the problems that led to the downturn in the housing market; and
    Nonresidential construction is expected to bottom in 2011.

Commenting on the Company’s outlook for the remainder of the year, Mr. James stated, “Trailing twelve month contract awards for highways in Vulcan-served states, including awards for federal, state and local projects, were up 5 percent in 2010. In 2011, contract awards for highways in our states, after growing modestly in the first quarter, declined in the second quarter due mainly to the uncertainty regarding reauthorization of the federal highway program. Anticipated large project work in certain key markets provides additional support for our outlook for growth in aggregates shipments in the second half of 2011.

“Private construction remains at low levels with indications of improvement in certain categories. In residential construction, single-family housing starts have shown few signs of breaking out of the flat-to-downward trend of recent months. Multi-family starts, on the other hand, have increased sharply since late last year. In Vulcan-served states, multi-family starts have increased 24 percent versus 4 percent in other states – evidence that favorable demographics can provide support for construction activity even with weak economic conditions. Overall, we now expect shipments into residential construction to approximate the prior year.

“While private nonresidential construction remains weak, the rate of decline in contract awards has slowed considerably. Trailing twelve month contract awards for the manufacturing sector have been strong since late last year while awards for the retail and office sectors have increased modestly in 2011. Contract awards for the institutional and government sectors have continued to decline in 2011. Overall, the start of a sustained recovery in nonresidential construction will be influenced by employment growth, capacity utilization, and business investment and lending activity.

“While we are maintaining our aggregates volume growth expectations of 2 to 6 percent for the second half of 2011, we are reducing our full year volume forecast to flat to down 2 percent. Because of uncertainty regarding reauthorization of the federal highway program and lingering softness in single-family residential and nonresidential construction, we anticipate that most of the approximately 4 million tons aggregates volume shortfall in the second quarter will not be recovered in the second half.

“We are seeing some indications of relative stability in demand that should benefit pricing for our products going forward. However, the earnings effect of the increase in aggregates pricing is expected to be offset by the energy-related cost pressures expected throughout the remainder of the year.

“In asphalt mix, the average sales price continues to improve leading to higher unit materials margin despite the higher cost of liquid asphalt. We expect this trend to continue throughout the remainder of 2011. Overall, we expect asphalt earnings to increase from the prior year, reflecting a modest increase in volume as well as improved unit materials margin.

“In concrete, volume is expected to decrease from the prior year due to continuing softness in private construction, particularly single-family construction. However, we expect the loss reported in 2010 to narrow somewhat due mostly to higher pricing as a result of relatively more stable demand.”

Conference Call

Vulcan will host a conference call at 10:00 a.m. CDT on August 3, 2011. Investors and other interested parties in the U.S. may access the teleconference live by calling 866.783.2138 approximately 10 minutes before the scheduled start. International participants can dial 857.350.1597. The access code is 39399653. A live webcast will be available via the Internet through Vulcan's home page at www.vulcanmaterials.com. The conference call will be recorded and available for replay approximately two hours after the call through August 10, 2011.

Vulcan Materials Company, a member of the S&P 500 Index, is the nation's largest producer of construction aggregates, a major producer of asphalt mix and concrete and a leading producer of cement in Florida.

Certain matters discussed in this release, including expectations regarding future performance, contain forward-looking statements that are subject to assumptions, risks and uncertainties that could cause actual results to differ materially from those projected. These assumptions, risks and uncertainties include, but are not limited to, those associated with general economic and business conditions; the timing and amount of federal, state and local funding for infrastructure; the lack of a multi-year federal highway funding bill with an automatic funding mechanism; the reluctance of state departments of transportation to undertake highway projects without a reliable method of federal funding; the impact of the global economic recession on our business and financial condition and access to capital markets; changes in the level of spending for private residential and nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; pricing of our products; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by the Company; changes in interest rates; the impact of our below investment grade debt rating on our cost of capital; volatility in pension plan asset values which may require cash contributions to the pension plans; the impact of environmental clean-up costs and other liabilities relating to previously divested businesses; the Company’s ability to secure and permit aggregates reserves in strategically located areas; the Company’s ability to manage and successfully integrate acquisitions; the potential impact of future legislation or regulations relating to climate change or greenhouse gas emissions or the definition of minerals; and other assumptions, risks and uncertainties detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year. Forward-looking statements speak only as of the date hereof, and Vulcan assumes no obligation to publicly update such statements.

				Table A
Vulcan Materials Company
and Subsidiary Companies
	(Amounts and shares in thousands,
	except per share data)

	Three Months Ended		Six Months Ended
Consolidated Statements of Earnings	June 30		June 30
(Condensed and unaudited)	2011	2010	2011	2010

Net sales	$ 657,457	$ 692,758	$ 1,113,773	$ 1,157,293
Delivery revenues	44,514	43,394	75,398	72,122
Total revenues	701,971	736,152	1,189,171	1,229,415

Cost of goods sold	556,617	570,423	1,020,039	1,034,063
Delivery costs	44,514	43,394	75,398	72,122
Cost of revenues	601,131	613,817	1,095,437	1,106,185

Gross profit	100,840	122,335	93,734	123,230
Selling, administrative and general expenses	75,893	83,376	153,408	169,872
Gain on sale of property, plant & equipment
and businesses, net	2,919	1,362	3,373	49,734
Recovery (charge) from legal settlement	-	(40,000)	25,546	(40,000)
Other operating income (expense), net	(4,378)	889	(6,940)	1,347
Operating earnings (loss)	23,488	1,210	(37,695)	(35,561)

Other nonoperating income (expense), net	(20)	(1,233)	1,361	144
Interest expense, net	70,911	43,723	113,161	87,016
Loss from continuing operations
before income taxes	(47,443)	(43,746)	(149,495)	(122,433)
Benefit from income taxes	(40,341)	(21,231)	(77,771)	(55,444)
Loss from continuing operations	(7,102)	(22,515)	(71,724)	(66,989)
Earnings (loss) on discontinued operations, net of tax	(1,037)	(1,477)	8,852	4,250
Net loss	$ (8,139)	$ (23,992)	$ (62,872)	$ (62,739)
Basic earnings (loss) per share:
Continuing operations	$ (0.05)	$ (0.18)	$ (0.55)	$ (0.53)
Discontinued operations	(0.01)	(0.01)	0.06	0.04
Net loss per share	$ (0.06)	$ (0.19)	$ (0.49)	$ (0.49)

Diluted earnings (loss) per share:
Continuing operations	$ (0.05)	$ (0.18)	$ (0.55)	$ (0.53)
Discontinued operations	(0.01)	(0.01)	0.06	0.04
Net loss per share	$ (0.06)	$ (0.19)	$ (0.49)	$ (0.49)

Weighted-average common shares
outstanding:
Basic	129,446	128,168	129,263	127,452
Assuming dilution	129,446	128,168	129,263	127,452
Cash dividends declared per share
of common stock	$ 0.25	$ 0.25	$ 0.50	$ 0.50
Depreciation, depletion, accretion and
amortization	$ 92,137	$ 97,280	$ 182,723	$ 191,476
Effective tax rate from continuing operations	85.0%	48.5%	52.0%	45.3%

			Table B
Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands, except per share data)

Consolidated Balance Sheets	June 30	December 31	June 30
(Condensed and unaudited)	2011	2010	2010
			As Restated (a)
Assets
Cash and cash equivalents	$ 106,744	$ 47,541	$ 42,173
Restricted cash	109	547	3,746
Medium-term investments	-	-	3,910
Accounts and notes receivable:
Accounts and notes receivable, gross	397,423	325,303	398,613
Less: Allowance for doubtful accounts	(7,641)	(7,505)	(9,290)
Accounts and notes receivable, net	389,782	317,798	389,323
Inventories:
Finished products	259,109	254,840	246,956
Raw materials	26,300	22,222	23,114
Products in process	4,930	6,036	3,784
Operating supplies and other	38,926	36,747	37,486
Inventories	329,265	319,845	311,340
Current deferred income taxes	44,794	53,794	57,575
Prepaid expenses	21,659	19,374	33,972
Assets held for sale	-	13,207	14,864
Total current assets	892,353	772,106	856,903
Investments and long-term receivables	37,251	37,386	34,078
Property, plant & equipment:
Property, plant & equipment, cost	6,739,908	6,692,814	6,632,580
Less: Reserve for depr., depl. & amort.	(3,197,163)	(3,059,900)	(2,915,565)
Property, plant & equipment, net	3,542,745	3,632,914	3,717,015
Goodwill	3,097,016	3,097,016	3,096,300
Other intangible assets, net	694,509	691,693	681,059
Other noncurrent assets	121,736	106,776	101,610
Total assets	$ 8,385,610	$ 8,337,891	$ 8,486,965

Liabilities and Shareholders' Equity
Current maturities of long-term debt	$ 5,230	$ 5,246	$ 425,300
Short-term borrowings	100,000	285,500	320,000
Trade payables and accruals	153,729	102,315	168,269
Other current liabilities	162,001	172,495	160,151
Liabilities of assets held for sale	-	116	409
Total current liabilities	420,960	565,672	1,074,129
Long-term debt	2,785,843	2,427,516	2,001,180
Noncurrent deferred income taxes	762,406	849,448	843,408
Other noncurrent liabilities	535,136	530,275	538,929
Total liabilities	4,504,345	4,372,911	4,457,646
Shareholders' equity:
Common stock, $1 par value	129,224	128,570	128,270
Capital in excess of par value	2,534,562	2,500,886	2,477,672
Retained earnings	1,385,208	1,512,863	1,610,835
Accumulated other comprehensive loss	(167,729)	(177,339)	(187,458)
Shareholders' equity	3,881,265	3,964,980	4,029,319
Total liabilities and shareholders' equity	$ 8,385,610	$ 8,337,891	$ 8,486,965
(a)	The June 30, 2010 balance sheet reflects corrections of errors related to an understatement of deferred income tax liabilities.

		Table C
Vulcan Materials Company
and Subsidiary Companies

	(Amounts in thousands)
	Six Months Ended
Consolidated Statements of Cash Flows	June 30
(Condensed and unaudited)	2011	2010

Operating Activities
Net loss	$ (62,872)	$ (62,739)
Adjustments to reconcile net loss to
net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	182,723	191,476
Net gain on sale of property, plant & equipment and businesses	(15,657)	(58,527)
Contributions to pension plans	(1,995)	(21,075)
Share-based compensation	8,849	10,524
Deferred tax provision	(92,031)	(54,755)
Changes in assets and liabilities before initial
effects of business acquisitions and dispositions	(37,591)	2,585
Cost of debt purchase	19,153	-
Other, net	6,437	11,167
Net cash provided by operating activities	7,016	18,656

Investing Activities
Purchases of property, plant & equipment	(51,512)	(42,158)
Proceeds from sale of property, plant & equipment	6,717	3,224
Proceeds from sale of businesses, net of transaction costs	12,284	50,954
Decrease (increase) in restricted cash	437	(3,746)
Other, net	927	(283)
Net cash provided by (used for) investing activities	(31,147)	7,991

Financing Activities
Net short-term borrowings (payments)	(185,500)	83,488
Payment of current maturities and long-term debt	(737,739)	(75,188)
Proceeds from issuance of long-term debt	1,100,000	-
Debt issuance costs	(17,904)	-
Proceeds from issuance of common stock	4,936	35,314
Dividends paid	(64,570)	(63,600)
Proceeds from exercise of stock options	3,232	12,597
Cost of debt purchase	(19,153)	-
Other, net	32	650
Net cash provided by (used for) financing activities	83,334	(6,739)

Net increase in cash and cash equivalents	59,203	19,908
Cash and cash equivalents at beginning of year	47,541	22,265
Cash and cash equivalents at end of period	$ 106,744	$ 42,173

				Table D
Segment Financial Data and Unit Shipments
	(Amounts in thousands, except per unit data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010
Total Revenues
Aggregates segment (a)	$ 478,440	$ 513,844	$ 810,031	$ 855,160
Intersegment sales	(39,525)	(42,389)	(69,297)	(74,447)
Net sales	438,915	471,455	740,734	780,713
Concrete segment (b)	98,185	105,023	180,419	187,979
Intersegment sales	-	(1)	-	(7)
Net sales	98,185	105,022	180,419	187,972
Asphalt mix segment	110,888	103,549	175,535	166,521
Intersegment sales	-	-	-	-
Net sales	110,888	103,549	175,535	166,521
Cement segment (c)	16,824	22,903	33,354	40,848
Intersegment sales	(7,355)	(10,171)	(16,269)	(18,761)
Net sales	9,469	12,732	17,085	22,087
Total
Net sales	657,457	692,758	1,113,773	1,157,293
Delivery revenues	44,514	43,394	75,398	72,122
Total revenues	$ 701,971	$ 736,152	$ 1,189,171	$ 1,229,415

Gross Profit
Aggregates	$ 102,872	$ 122,017	$ 113,616	$ 137,386
Concrete	(9,030)	(5,574)	(23,440)	(21,666)
Asphalt mix	8,319	7,250	8,126	8,316
Cement	(1,321)	(1,358)	(4,568)	(806)
Total gross profit	$ 100,840	$ 122,335	$ 93,734	$ 123,230

Depreciation, depletion, accretion and amortization
Aggregates	$ 71,144	$ 74,877	$ 141,215	$ 148,048
Concrete	13,195	13,418	26,233	26,442
Asphalt mix	1,948	2,327	3,924	4,477
Cement	4,728	5,193	9,049	9,573
Corporate and other unallocated	1,122	1,465	2,302	2,936
Total DDA&A	$ 92,137	$ 97,280	$ 182,723	$ 191,476

Unit Shipments
Aggregates customer tons	36,405	39,925	60,928	65,065
Internal tons (d)	2,825	3,144	4,966	5,434
Aggregates - tons	39,230	43,069	65,894	70,499

Ready-mixed concrete - cubic yards	1,009	1,145	1,868	2,028
Asphalt mix - tons	1,998	1,934	3,239	3,204

Cement customer tons	74	100	127	174
Internal tons (d)	96	144	219	243
Cement - tons	170	244	346	417

Average Unit Sales Price (including internal sales)
Aggregates (freight-adjusted) (e)	$ 10.36	$ 10.11	$ 10.35	$ 10.20
Ready-mixed concrete	$ 92.81	$ 86.08	$ 92.00	$ 86.57
Asphalt mix	$ 55.00	$ 51.13	$ 53.61	$ 50.49
Cement	$ 78.38	$ 76.64	$ 77.23	$ 80.25
(a) Includes crushed stone, sand and gravel, sand, other aggregates, as well as transportation and service revenues associated with the aggregates business.
(b) Includes ready-mixed concrete, concrete block, precast concrete, as well as building materials purchased for resale.
(c) Includes cement and calcium products.

(d) Represents tons shipped primarily to our downstream operations (e.g., asphalt mix and ready-mixed concrete). Sales from internal shipments are eliminated in net sales presented above and in the accompanying Condensed Consolidated Statements of Earnings.

(e) Freight-adjusted sales price is calculated as total sales dollars (internal and external) less freight to remote distribution sites divided by total sales units (internal and external).

		Table E
1. Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows
for the six months ended June 30 is summarized below:
	(Amounts in thousands)
	2011	2010

Supplemental Disclosure of Cash Flow Information
Cash paid (refunded) during the period for:
Interest	$ 102,984	$ 90,942
Income taxes	(33,070)	1,130

Supplemental Schedule of Noncash Investing and Financing Activities
Liabilities assumed in business acquisition	13,774	-
Accrued liabilities for purchases of property, plant & equipment	6,414	5,165
Stock issued for pension contribution	-	53,864
Proceeds receivable from issuance of common stock	-	1,453
Fair value of equity consideration for business acquisition	18,529	-

2. Reconciliation of Non-GAAP Measures

Net cash provided by operating activities	$ 7,016	$ 18,656
Purchases of property, plant & equipment	(51,512)	(42,158)
Free cash flow	$ (44,496)	$ (23,502)

Free cash flow deducts purchases of property, plant & equipment from net cash provided by operating activities.  This financial metric is used by the investment community as an indicator of the company's ability to incur and service debt.  Generally Accepted Accounting Principles (GAAP) does not define "free cash flow."  Thus, it should not be considered as an alternative to net cash provided by operating activities or any other liquidity measure defined by GAAP.

We present this metric for the convenience of investment professionals who use this metric in their analysis, and for shareholders who need to understand how we assess performance and  monitor our cash and liquidity positions.  We use free cash flow and other such measures to assess the operating performance of our various business units and the consolidated company.  We do not use this metric as a measure to allocate resources.

					Table F

	Reconciliation of Non-GAAP Measures
	EBITDA and Cash Earnings Reconciliations
		(Amounts in thousands)
		Three Months Ended		Six Months Ended
		June 30		June 30
		2011	2010	2011	2010

	Reconciliation of Net Cash Provided by Operating Activities to EBITDA and Cash Earnings
	Net cash (used for) provided by operating activities	$ (37,034)	$ 12,216	$ 7,016	$ 18,656
	Changes in operating assets and liabilities before initial effects of business acquisitions and dispositions	105,964	43,960	37,591	(2,585)
	Other net operating items using cash	15,068	17,112	75,244	112,666
	(Earnings) loss on discontinued operations, net of tax	1,037	1,477	(8,852)	(4,250)
	Benefit from income taxes	(40,341)	(21,231)	(77,771)	(55,444)
	Interest expense, net	70,911	43,723	113,161	87,016
	Less: Depreciation, depletion, accretion and amortization	(92,137)	(97,280)	(182,723)	(191,476)
	EBIT	23,468	(23)	(36,334)	(35,417)
	Plus: Depreciation, depletion, accretion and amortization	92,137	97,280	182,723	191,476
	EBITDA	$ 115,605	$ 97,257	$ 146,389	$ 156,059
	Less: Interest expense, net	(70,911)	(43,723)	(113,161)	(87,016)
	Current taxes	(2,167)	(3,715)	(13,766)	(2,909)
	Cash earnings	$ 42,527	$ 49,819	$ 19,462	$ 66,134

	Reconciliation of Net Loss to EBITDA and Cash Earnings
	Net loss	$ (8,139)	$ (23,992)	$ (62,872)	$ (62,739)
	Benefit from income taxes	(40,341)	(21,231)	(77,771)	(55,444)
	Interest expense, net	70,911	43,723	113,161	87,016
	(Earnings) loss on discontinued operations, net of tax	1,037	1,477	(8,852)	(4,250)
	EBIT	23,468	(23)	(36,334)	(35,417)
	Plus: Depreciation, depletion, accretion and amortization	92,137	97,280	182,723	191,476
	EBITDA	$ 115,605	$ 97,257	$ 146,389	$ 156,059
	Less: Interest expense, net	(70,911)	(43,723)	(113,161)	(87,016)
	Current taxes	(2,167)	(3,715)	(13,766)	(2,909)
	Cash earnings	$ 42,527	$ 49,819	$ 19,462	$ 66,134

	EBITDA Bridge	Three Months Ended		Six Months Ended
	(Amounts in millions)	June 30		June 30
		EBITDA		EBITDA
	Continuing Operations - 2010 Actual	$ 97		$ 156
	Increase / (Decrease) due to:
	Legal settlement ($41 charge Q1, 2010; $25 recovery Q2, 2011)	41		67
	Gain on Virginia divestiture	-		(39)
Aggregates:	Volumes	(23)		(27)
	Selling prices	10		10
	Costs and other items	(11)		(14)
	Concrete	(3)		(2)
	Asphalt mix	1		(1)
	Cement	-		(4)
	Selling, administrative and general expenses (a)	7		7
	All other	(3)		(7)
	Continuing Operations - 2011 Actual	$ 116		$ 146

(a) Net of donations

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization.  Cash earnings adjusts EBITDA for net interest and current taxes.  These financial metrics are often used by the investment community as indicators of a company’s ability to incur and service debt. Generally Accepted Accounting Principles (GAAP) does not define "EBITDA" and "cash earnings."  Thus, they should not be considered as an alternative to net cash provided by operating activities, operating earnings or any other liquidity or performance measure defined by GAAP.

We present these metrics for the convenience of investment professionals who use such metrics in their analysis, and for shareholders who need to understand the metrics we use to assess performance and to monitor our cash and liquidity positions.  We use EBITDA, cash earnings and other such measures to assess the operating performance of our various business units and the consolidated company.  We do not use these metrics as a measure to allocate resources.

CONTACT: Investor Contact: Mark Warren, +1-205-298-3220; Media Contact: David Donaldson, +1-205-298-3220